UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2017

CANNABIS SCIENCE, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28911	91-1869677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19800 MacArthur Blvd., Suite #300 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

1-888-263-0832

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Item 7.01.	Regulation FD Disclosure
Item 8.01.	Other Events

On October 27, 2017, Cannabis Science, Inc. (the “Company”), along with its partners Winnemucca Shosoni, MBS, American States University, Free Spirit Organics and HRM Farms (collectively the “Plaintiffs”), filed a Complaint in the United States District Court in and for the Eastern District of California (the “Complaint”) against San Joaquin County Board of Supervisors; San Joaquin County Counsel; Erin Hiroko Sakata; Miguel Villapudua; Katherine Miller; Tom Patti; Bob Elliott; Chuck Winn; San Joaquin County District Attorney; San Joaquin County Sheriff; Drug Enforcement Administration and Does 1-50 (collectively the “Defendants”).

The Complaint is filed in response to defendants entering onto Plaintiffs’ property and seizing their industrial hemp harvest and alleges: (1) Violation of Supremacy Clause/Preemption [U.S. Const. art. VI, cl. 2]; (2) Unconstitutional Vagueness [U.S. Const. am. 5, 14]; (3) Unlawful Bill of Attainder/Ex Post Facto [U.S. Const. art. I, § 9, cl. 3]; (4) Violation of Fifth Amendment – Procedural Due Process; and, (5) Violation of Fourth Amendment – Unlawful Seizure [42 U.S.C. §1983]. The Complaint requests for the following:

-	Temporary Restraining Order/Immediate Stay of Enforcement;
-	Return of Property Seized;
-	Preliminary Injunction;
-	Permanent Injunction;
-	Declaration re: Ordinance Is Void;
-	Declaration re: Search Warrant Is Void;
-	Declaration re: Seizure Was Unlawful;
-	Compensatory Damages; and
-	Punitive Damages.

The Complaint alleges that the Defendants: (a) drafted San Joaquin County Ordinance 4497 (the “Ordinance”) specifically to criminalize the Plaintiffs existing industrial hemp harvest; (b) determined the Plaintiffs violated the Ordinance; and, (c) enforced it by seizing the Plaintiffs’ grow, with an estimated value of US $77 Million, without affording them an opportunity to meaningfully present their arguments to a judge or other neutral fact finder. The Plaintiffs further contend that the Defendants committed this violation of the separation of powers in the form of an emergency ordinance so the Plaintiffs would not have enough notice or opportunity to become compliant and based on a multitude of inaccurate facts. The Plaintiffs contend that they have all of the required permits, exemptions, approvals and authorizations necessary, but, regardless, these actions are unconstitutional. The Company will provide further updates once available.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS SCIENCE, INC.

Date: October 30, 2017	By:	/s/ Raymond C. Dabney
Raymond C. Dabney, President & C.E.O.

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